SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

(Amendment No. 2)

ELECTRONIC DATA SYSTEMS

CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Options to Purchase Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

285661104

(CUSIP Number of Class of Securities)

D. Gilbert Friedlander

Senior Vice President, General Counsel and Secretary

Electronic Data Systems Corporation

5400 Legacy Drive

Plano, Texas 75024-3199

(972) 604-6000

(Name, Address and Telephone Number of Person Authorized

to Receive Notices and Communications on Behalf of Filing Person)

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee

$148,922,206	$12,048

*	Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 45,327,407 shares of common stock of Electronic Data Systems Corporation having an aggregate value of $148,922,206 as of August 19, 2003 will be exchanged or cancelled pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with the Securities Exchange Act of 1934, as amended, equals $80.90 for each $1,000,000 of the value of the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	$12,048
Form or Registration No.:	Schedule TO
Filing party:	Electronic Data Systems Corporation
Date filed:	August 25, 2003

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

INTRODUCTORY STATEMENT

This Amendment No. 2 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on August 25, 2003, relating to an offer by Electronic Data Systems Corporation, a Delaware corporation (“EDS” or the “Company”), to exchange options to purchase an aggregate of 45,327,407 shares of the Company’s common stock, whether vested or unvested, that have been granted under the 2003 Incentive Plan of Electronic Data Systems Corporation before October 1, 2002 with a grant price of $33.00 per share or higher, PerformanceShare 1997 Nonqualified Stock Option Plan, EDS Global Share Plan in calendar years 2000 and 2001 and Transition Incentive Plan with a grant price of $33.00 per share or higher that are held by eligible employees. An additional exhibit, consisting of a follow up letter to the announcement letter to electronic recipients, is attached hereto as Exhibit (a)(1)(x).

Item 12. Exhibits.

Item 12 of the Tender Offer Statement on Schedule TO is hereby amended to add a reference to Exhibit (a)(1)(x) which is filed herewith as follows:

(a)(1)(a)*	Stock Option Exchange Program Tender Offer Statement, dated August 25, 2003.

(b)*	Frequently Asked Questions and Additional Information.

(c)*	Announcement Letter to Electronic Recipients.

(d)*	Announcement Letter to Mail Recipients.

(e)*	Announcement Letter to Recipients in Egypt, Hungary and Thailand.

(f)*	Stock Option Exchange Program Election Form.

(g)*	Interactive Telephonic Election Form Script.

(h)*	Telephonic Election Form Script.

(i)*	Site Summary Describing Web Site Election Forms.

(j)*	Stock Option Exchange Program Web Site Screenshots.

(k)*	Follow Up Letter Mailed to Electronic Recipients of Announcement Letter.

(l)*	Follow Up Letter Mailed to Mailed Recipients of Announcement Letter.

(m)*	Follow Up Letter Mailed to Recipients in Egypt, Hungary and Thailand.

(n)*	Stock Option Exchange Program Employee Information “Webinar” PowerPoint Presentation.

(o)*	Stock Option Exchange Program Employee Information “Webinar” PowerPoint Presentation Script.

(p)*	Confirmation Notice Sent to Employees Electing to Exchange.

(q)*	Confirmation Notice Sent to Employees Who Did Not Elect to Exchange.

(r)*	Stock Option Exchange Program Reminder Emails.

(s)*	InfoCentre News/Abbreviations Press Release.

(t)*	Website Notice.

(u)*	Supplementary Australia Document.

(v)*	Supplementary Belgium Document.

(w)**	Automated Response to “Webinar” Presentation.

(x)	Follow Up Letter to the Announcement Letter to Electronic Recipients.

(b)	Not applicable.

(d)(1)*	2003 Incentive Plan of Electronic Data Systems Corporation, incorporated herein by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed August 15, 2003.

(2)*	PerformanceShare 1997 Nonqualified Stock Option Plan, incorporated herein by reference to Exhibit 4(a) to the Company’s registration statement on Form S-8 filed February 20, 1997.

(3)*	EDS Global Share Plan, incorporated herein by reference to Exhibit 4(a) to the Company’s registration statement on Form S-8 filed February 11, 2002.

(4)*	Transition Incentive Plan, incorporated herein by reference to Exhibit 4(a) to the Company’s registration statement on Form S-8 filed July 25, 2001.

(5)*	Form of stock option certificate and agreement for 2003 Incentive Plan of Electronic Data Systems Corporation.

(6)*	Form of stock option certificate for PerformanceShare 1997 Nonqualified Stock Option Plan.

(7)*	Form of stock option award statement for Global Share Plan.

(8)*	Form of stock option agreement for Transition Incentive Plan.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on August 25, 2003.

**	Previously filed as an exhibit to Amendment No. 1 to Schedule TO filed with the Securities and Exchange Commission on August 25, 2003.

Item 13. Information Required by Schedule 13E-3.

(a)	Not applicable.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

ELECTRONIC DATA SYSTEMS CORPORATION

/s/ D. Gilbert Friedlander
Name:	D. Gilbert Friedlander
Title:	Senior Vice President, General Counsel and Secretary

Date:  August 27, 2003

INDEX TO EXHIBITS

(a)(1)(a)*	Stock Option Exchange Program Tender Offer Statement, dated August 25, 2003.

(b)*	Frequently Asked Questions and Additional Information.

(c)*	Announcement Letter to Electronic Recipients.

(d)*	Announcement Letter to Mail Recipients.

(e)*	Announcement Letter to Recipients in Egypt, Hungary and Thailand.

(f)*	Stock Option Exchange Program Election Form.

(g)*	Interactive Telephonic Election Form Script.

(h)*	Telephonic Election Form Script.

(i)*	Site Summary Describing Web Site Election Forms.

(j)*	Stock Option Exchange Program Web Site Screenshots.

(k)*	Follow Up Letter Mailed to Electronic Recipients of Announcement Letter.

(l)*	Follow Up Letter Mailed to Mailed Recipients of Announcement Letter.

(m)*	Follow Up Letter Mailed to Recipients in Egypt, Hungary and Thailand.

(n)*	Stock Option Exchange Program Employee Information “Webinar” PowerPoint Presentation.

(o)*	Stock Option Exchange Program Employee Information “Webinar” PowerPoint Presentation Script.

(p)*	Confirmation Notice Sent to Employees Electing to Exchange.

(q)*	Confirmation Notice Sent to Employees Who Did Not Elect to Exchange.

(r)*	Stock Option Exchange Program Reminder Emails.

(s)*	InfoCentre News/Abbreviations Press Release.

(t)*	Website Notice.

(u)*	Supplementary Australia Document.

(v)*	Supplementary Belgium Document.

(w)**	Automated Response to “Webinar” Presentation.

(x)	Follow Up Letter to the Announcement Letter to Electronic Recipients.

(b)	Not applicable.

(d)(1)*	2003 Incentive Plan of Electronic Data Systems Corporation, incorporated herein by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed August 15, 2003.

(2)*	PerformanceShare 1997 Nonqualified Stock Option Plan, incorporated herein by reference to Exhibit 4(a) to the Company’s registration statement on Form S-8 filed February 20, 1997.

(3)*	EDS Global Share Plan, incorporated herein by reference to Exhibit 4(a) to the Company’s registration statement on Form S-8 filed February 11, 2002.

(4)*	Transition Incentive Plan, incorporated herein by reference to Exhibit 4(a) to the Company’s registration statement on Form S-8 filed July 25, 2001.

(5)*	Form of stock option certificate and agreement for 2003 Incentive Plan of Electronic Data Systems Corporation.

(6)*	Form of stock option certificate for PerformanceShare 1997 Nonqualified Stock Option Plan.

(7)*	Form of stock option award statement for Global Share Plan.

(8)*	Form of stock option agreement for Transition Incentive Plan.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on August 25, 2003.

**	Previously filed as an exhibit to Amendment No. 1 to Schedule TO filed with the Securities and Exchange Commission on August 25, 2003.